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FOR IMMEDIATE RELEASE              FOR ADDITIONAL INFORMATION
MAY 31, 1996                       CONTACT RAYMOND G. MERRYMAN
                                   (416) 466-2171


                 SHO-ME FINANCIAL CORP. ANNOUNCES
              COMPLETION OF STOCK REPURCHASE PROGRAM



Mt. Vernon, Missouri, May 31, 1996 - Sho-Me Financial Corp.
(NASDAQ: "SMFC") the Holding Company for 1st Savings Bank, f.s.b., today announced it has completed the repurchase of 87,876 of its common shares or approximately 5% of its outstanding common stock at an average price of $16.34 per share.

Raymond G. Merryman, President of the corporation, indicated that the repurchased shares will become treasury shares and will be used for general corporate purposes.

At March 31, 1996, the corporation had $263.9 million in assets and stockholder's equity of $31.6 million.